Exhibit 99.1

Investor Relations Contact:	Media Contact:
Terry Slavin	Meggan Powers
Director, Corp. Communications & IR	PR Manager
Cymer, Inc.	Cymer, Inc.
(858) 385-5232	(858) 385-6327
tslavin@cymer.com	mpowers@cymer.com

CYMER ACCELERATES TERMINATION OF SHAREHOLDER RIGHTS PLAN

SAN DIEGO, Calif., August 23, 2004 - Cymer, Inc. (Nasdaq NM: CYMI), the world’s leading supplier of deep ultraviolet (DUV) light sources used in semiconductor manufacturing, today announced that its Board of Directors has voted to amend Cymer’s shareholder rights plan to accelerate its expiration date from February 13, 2008 to September 1, 2004.  With this action, the shareholder rights plan will terminate on September 1, 2004.

“The Nominating and Corporate Governance Committee of our Board has evaluated the rights plan annually,” said Bob Akins, Cymer’s chairman of the board and chief executive officer.  “After considering the Committee’s recommendation, the Board has decided to accelerate the expiration date of the plan.”

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV illumination sources, the essential light source for DUV photolithography systems.  DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips.  Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.